bBooth CLOSES CAPITAL RAISE

Hollywood, CA, February 21, 2017 – bBooth, Inc. (OTCQB:BBTH), the Hollywood-based digital technology company is pleased to announce today that it has entered into an agreement for the issuance and sale of up to 1,050,000 shares Series A Preferred Stock under the terms and conditions set forth in a purchase agreement. Pursuant to the purchase agreement, the purchase of shares may occur in several tranches; the first of which, in the amount of $300,000, closed simultaneously with the execution of the purchase agreement on February 14, 2017. The closing of additional tranches is subject to certain conditions set forth in the purchase agreement.

The proceeds of the offering will be used to support bBooth’s continued growth, and for other corporate purposes. The stock to be issued will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About bBooth:

bBooth, Inc. (OTCQB: BBTH) is a Hollywood-based digital tech company. We develop and license cloud-based, Software-as-a-Service (SaaS), Customer Relationship Management (CRM), sales lead generation, and social engagement software on mobile and desktop platforms for sales-based organizations, consumer brands, and artists seeking greater levels of customer, consumer, and fan engagement. Our software platform can accommodate a single direct sales representative, yet is enterprise-class scalable to meet the needs of today’s global organizations. We’ve re-invented what a CRM, lead-gen tool should be in today’s video-centric social environment. Our service is built around our proprietary ‘Video-First’ bNotifi technology, which places interactive video front and center in all customer and prospect communications.

For more information on bBooth, visit www.bBooth.com.

Forward-looking & Safe Harbor Statement: Certain statements in this release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and those statements are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For more Information, please visit: www.bBooth.com

Please address media inquiries to: info@bBooth.com or call 855 250-2300 ext. 2

Please address investor inquiries to: investors@bBooth.com or call 855 250-2300 ext. 3